Exhibit 1

                            (GPU NEWS RELEASE LETTERHEAD)


          John T. Fidler
                    (201) 263-6479                     June 6, 1996

                    Immediately                             96-014



              GPU and Cinergy Commit to Acquire British Electric Company


               Parsippany,  N.J.,  June 6, 1996 -- General Public Utilities

          Corporation  and  Cinergy  Corp. announced today that their joint partnership,  Avon  Energy  Partners  plc,  has  declared  wholly unconditional  its  offer  to  purchase  the  shares  of Midlands

          Electricity plc in the United Kingdom and thereby is committed to purchase all outstanding Midlands shares.

               Yesterday,  the UK s president of the Board of Trade cleared the  Avon  Energy  bid  for Midlands, a regional electric company headquartered  in  Birmingham,  England, to proceed.  Avon Energy has  provided  assurances  to  the president regarding regulatory issues satisfying any concerns about the bid.

               James  R. Leva, chairman and CEO of GPU and chairman of Avon

          Energy,  said, "We are pleased that the president of the Board of

          Trade found that there were no anti-competitive concerns with our offer."

               James E. Rogers, vice chairman, president and CEO of Cinergy and  vice  chairman  of  Avon  Energy,  said, "We now own or have received acceptances by shareholders totaling 77.65% of  Midlands shares and are pleased that we are moving forward to complete the transaction so expeditiously."


               The companies announced on May 7, 1996 that they had reached

          an   agreement  with  the  Midlands  board  of  directors  for  a recommended  offer  valued at $2.59 billion.  Midlands serves 2.2 million  customers  in  an  area  with a total population of five million.



          The Offer to Purchase shares of Midlands Electricity plc will not be  made,  directly  or  indirectly, in or into, or by use of the mails or by any other means or instrumentality (including without limitation,  facsimile  transmissions,  telex  or  telephone)  of interstate  or  foreign  commerce  of,  or  any  facilities  of a national  securities  exchange of, the United States and will not be  capable of acceptance by any such use, means, instrumentality or  facilities within the United States.  Nothing herein shall be deemed  to  constitute  an  offer  to purchase shares of Midlands

          Electricity plc from persons in the United States.